EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 5, 2004, except for Note 14, as to which the date is April 12, 2004, and the reincorporation and stock split described in Note 1, as to which the date is June 4, 2004, relating to the financial statements and financial statement schedule of Multi-Fineline Electronix, Inc., which appears in Multi-Fineline Electronix, Inc.’s Registration Statement on Form S-1 (No. 333-114510).

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Orange County, California

June 25, 2004